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                                                                  EXHIBIT 10.20



                       PELLET SALE AND PURCHASE AGREEMENT



               THIS AGREEMENT, entered into, dated and effective as of January 1, 1997 ("Agreement"), by and between Eveleth Mines LLC., a Minnesota limited Liability Company ("Eveleth"), and Rouge Steel Company, a Delaware corporation ("Rouge").
                                    RECITALS

               WHEREAS, Eveleth desires to sell to Rouge and Rouge desires to purchase from Eveleth certain quantities of standard grades of iron ore acid pellets, such grades of iron ore pellets being those produced at the Eveleth Mine ("Eveleth Mine"), located in Eveleth, Minnesota, (all such pellets collectively being referred to herein as "Eveleth Pellets") on conditions contained herein.

               NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, Eveleth and Rouge agree as follows:

ARTICLE 1 - SALE AND PURCHASE

               Eveleth shall sell and by these presents does sell and shall deliver to Rouge the tonnages of Eveleth Pellets on the terms and conditions as hereinafter provided. Rouge shall purchase and by these presents does purchase and shall receive and pay for such tonnages of Eveleth Pellets on the terms and conditions as hereinafter provided.

ARTICLE 2 - TONNAGE

               (a) During the term of years beginning January 1, 1997 through December 31, 2002, Eveleth shall sell and deliver and Rouge shall purchase and receive from Eveleth 45% of all Eveleth Pellets produced by Eveleth in each year to a maximum of 2,250,000 tons annually. In the event that Eveleth produces more than 5,000,000 tons of Eveleth Pellets in any year of this Agreement, Rouge shall have a right of first refusal to acquire 45% of the




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tons exceeding 5,000,000 at the same price established herein. (The word "ton", as used herein, shall mean a gross ton of 2,240 pounds avoirdupois natural weight).
                (b) On November 1st of each year Eveleth shall advise Rouge in writing of the tons of Eveleth Pellets that it expects to produce in the following year. If production for such calendar year is expected to exceed 5,000,000 tons, Rouge shall advise Eveleth by November 15, whether or not it will exercise its right of first refusal to acquire 45% of such excess. If Rouge exercises its right Eveleth agrees to sell and deliver the additional tonnages to Rouge in accordance with the terms and conditions and purchase price hereinafter provided, and also agrees to offer any remaining unallocated production for the applicable calendar year to Rouge before offering such unallocated production to parties unrelated to Eveleth.

ARTICLE 3 - PRICE AND ADJUSTMENTS

                (a) The Purchase Price for the Eveleth Pellets sold and purchased under Article 2 above shall be based on the World Price, as defined in Article 3(b) during each applicable year.

                (b) World Price: Except as is otherwise provided herein, the amounts calculated under this Article 3(b) shall be equal to the price thereof, as hereinafter determined, at the time of shipment delivered f.o.b. Rouge's vessel at Duluth, Minnesota. If delivery is taken in railroad car f.o.b. Fairlane, Minnesota, the price will be as calculated per Article 3(b) then adjusted for the maximum annual rail cost per ton from the mine direct to vessel in Duluth.

                The World Price component shall be determined by calculating an average, as set out below, of the European Price (in dollars) quoted by Companhia Vale de Rio Doce


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("CVRD") for acid (blast furnace) pellets on a per metric ton iron unit basis
f.o.b. vessel in Tubarao, Brazil, the Iron Ore Company of Canada ("IOCC") acid (blast furnace) pellets, f.o.b. Sept-Lles, and La Compangnie Miniere Quebec Cartier ("QCM") acid (blast furnace) pellets f.o.b. Port Cartier, each adjusted to a gross ton natural iron unit basis (e.g. 2,240, pounds/2,204.62 pounds), as published in IRON AGE or SKILLINGS.

                             WP = CVRD + IOCC + QCM
                             ----------------------
                                       3

            Should one of CVRD, IOCC or QCM discontinue to publish prices as hereinabove provided, then the World Price component shall be calculated on a per metric ton iron unit basis (adjusted to a gross ton natural iron unit basis) as the average of the prices published by the two of CVRD, IOCC or QCM who shall continue to so publish such prices.


            The parties recognize that it is the custom of CVRD, IOCC or QCM to respectively establish prices effective for all sales of pellets during that Year, and that such prices are usually established subsequent to the beginning of the Year for which they are applicable. As such, the amount calculated pursuant to Article 3(b) shall be subject, from time to time, to adjustment and readjustment for changes, if any, in the prices established for the sale of acid (blast furnace) pellets by CVRD, IOCC or QCM which prices are to apply to all sales during such Year. The amount so adjusted or readjusted under Article 3(b) shall be applied to all sales of Eveleth Pellets pursuant to Article 2 made during such Year, as if such amount was the amount calculated pursuant to Article 3(b) on the dates of shipment of all Tons of Pellets sold that Year. If the adjusted or readjusted Article 3(b) amount would have had the effect of causing a different Purchase Price to be calculated pursuant to Article 3(b) on the date(s) of one or more shipments of Pellets during such Year, then a corresponding debit or credit shall be issued on the next invoice.

            If all of such publications shall cease publication or cease to publish such


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quoted prices for CVRD, IOCC or QCM as herein set forth, and such prices shall be published by some other publication mutually recognized as generally accepted in trade as reliable, then quotations of such price as published by such other publications shall be employed for the purpose of establishing the World Price.

                (d)    All tons sold by Eveleth to Rouge, as provided for in
Article 2 above, shall be based on actual natural iron content at time and location of shipment.

                (e)    All prices are based on U.S. dollar values.

ARTICLE 4 - PAYMENTS AND ADJUSTMENTS


                (a) Eveleth shall send Rouge an invoice for the actual tonnage of Eveleth Pellets delivered during the previous month. Rouge shall pay Eveleth all amounts due for the Eveleth Pellets purchased under Article 2 on or about the 15th day of the month following delivery of such Eveleth Pellets.
                (b) In the event Rouge shall fail to make prompt payment, Eveleth, in addition to all other remedies available to it in law or in equity, shall have the right, but not the obligation, to withhold further performance by it under this Agreement until all claims it may have against Rouge under this Agreement are fully satisfied.

                (c)    All payments shall be made in U.S. dollars.

ARTICLE 5 - ANALYSES

                Deliveries hereunder will be sampled and analyzed at the mine or port in accordance with the usual and customary practice with respect to Eveleth Pellets shipped. Analyses and practices will be subject to the mutual annual review of Eveleth and Rouge.

ARTICLE 6 - DELIVERY

                Eveleth shall deliver to Rouge the specified tonnage of Eveleth Pellets, as provided for in Article 2 above, f.o.b. vessel at the Port of Duluth, Duluth, Minnesota, or in Rouge's rail car at Fairlane, Minnesota, and title and all risk of loss, damage or destruction shall pass to Rouge at the time of discharge of Eveleth Pellets from the loading device at


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such location.

ARTICLE 7 - SHIPMENTS

               Shipments of Eveleth Pellets for sale in the year in which such Pellets are shipped will be in approximately equal amounts over the nine month period of April through December each year during the term of this Agreement, unless otherwise mutually agreed. In the event that deliveries are materially different from the foregoing schedule through no fault of Eveleth, Eveleth shall be entitled to invoice Rouge pursuant to Article 4 for undelivered tons which are available for delivery and which should have been delivered in any previous month.

ARTICLE 8 - WEIGHTS

               Bill of lading weight determined by certified railroad scale weights shall be accepted by the parties as finally determining the amount of Eveleth Pellets delivered to Rouge.

ARTICLE 9 - WARRANTIES

               There are no warranties, express or implied, which extend beyond the provisions of this Agreement, including any warranties for merchantability or fitness for intended purpose. Eveleth and Rouge will meet to review and determine quality standards on or before January 31, 1997 and each year thereafter; provided, however that such review shall not relieve Rouge of its minimum annual purchase obligation as set out in Article 2(a), All claims for substantial variance in quality of the Eveleth Pellets shall be deemed waived unless made in writing delivered to Eveleth within thirty (30) calendar days of delivery to final destination in case of all rail or within thirty (30) calendar days after completion of discharge at port of discharge. No claim will be entertained after the Eveleth Pellets have been consumed. Each party shall afford the other party prompt and reasonable opportunity to inspect the Eveleth Pellets as to which any claim is made as above stated.


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ARTICLE 10 - FORCE MAJEURE

                 (a) No party hereto shall be held liable for damages resulting from failure to deliver or to accept and pay for all or any of said Eveleth Pellets, as described herein, if and to the extent that such delivery or acceptance would be contrary to or would constitute a violation of any regulation, order, or requirement of a recognized governmental body or agency, or if such failure is caused by or results directly or indirectly from acts of God, war, insurrections, interference by foreign powers, strikes, hindrances, labour disputes, labour shortages, fires, floods, embargoes, accidents or delays at the mines, on the railroads or docks or in transit, shortage of transportation facilities, disasters of navigation, or other causes, similar or dissimilar, if such other causes are beyond the control of the party charged with a failure to deliver or to accept and pay for said Pellets. The extent or force majeure is claimed hereunder by a party hereto, such shall relieve the other party from fulfilling its corresponding agreement hereunder to the party claiming such force majeure, but only for the period and to the extent of the claimed force majeure, and except as provided for in Article 10(b) below.

                 (b) It is the obligation of Eveleth to sell and Rouge to purchase, pursuant to Article 2 above, 45% of the Eveleth Pellets produced in each year of the term of this Agreement to a maximum of 2,250,000 tons annually. To the extent a force majeure is claimed with respect to such sale or purchase of Eveleth Pellets, the sale or purchase obligations shall be suspended only for the period and to the extent of the claimed force majeure and any such tonnage suspended by reason of the force majeure shall be sold by Eveleth and purchased by Rouge during the calendar years subsequent to the year December 31, 2002. The tonnage suspended by reason of force majeure shall be sold and purchased in accordance with Article 2 above, until the remaining balance of the tonnage suspended under the force majeure has been sold and purchased. The price applicable to all pellets delivered after the force majeure shall be calculated in the same manner as the


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price would have been determined during the time the pellets would have been delivered if not for the suspension caused by the force majeure.

ARTICLE 11 - NOTICES

                All notices, consents, reports and other documents authorized and required to be given pursuant to this Agreement shall be given in writing and either personally served on an officer of the parties hereto to whom it is given or mailed by registered or certified mail, postage prepaid, or sent by telex, telegram or facsimile addressed as follows:


                              If to Eveleth:
                              Eveleth Mines LLC.
                              N.W. U.S. Highway 53
                              P. 0. Box 180
                              Eveleth, Minnesota, 55734
                              Attention: President
                              Fax No. [218] 744-7866



                              If to Rouge:
                              Rouge Steel Company
                              Rouge Office Building
                              3001 Miller Road
                              Dearborn, Michigan, U.S.A., 48121
                              Attention: Chief Financial Officer
                              Fax: (313) 845-0199



provided, however, that any party may change the address to which notices or other communications to it shall be sent by giving to the other party written notice of such change, in which case notices and other communications to the party giving the notice of the change of address shall not be deemed to have been sufficiently given or delivered unless addressed to it at the new address as stated in said notice.


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ARTICLE 12 - TERM

               This Agreement shall commence as of January 1, 1997 and shall terminate on December 31, 2002, except for the fulfillment of obligations incurred prior thereto. In the event Rouge has not purchased all tons of Eveleth Pellets required to be purchased by it pursuant to this Agreement prior to December 31, 2002, this Agreement shall not be terminated as of December 31, 2002 and shall continue in force until such time at which Rouge shall have purchased its required tonnage at which time the Agreement shall terminate, but payments, adjustments and settlements shall continue thereafter until all rights and obligations of the parties hereto which existed on such later date have been satisfied.

ARTICLE 13 - AMENDMENT

               This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

ARTICLE 14 - ASSIGNMENT

               No party hereto may assign this Agreement in whole or in part without the prior written consent of the other party, which said consent shall not be unreasonably withheld (specifically, consent may be withheld when, in the reasonable judgment of the non-consenting party, the proposed assignee does not have the financial net worth and/or the financial ability to meet and timely discharge all of its obligations hereunder), except as required by law, governmental or judicial order, or in the case of a corporate reorganization, consolidation or merger, in which case this Agreement shall be binding on the parent and/or surviving corporation. All the covenants, stipulations and agreements herein contained shall inure to the benefit of and bind the parties hereto and their respective successors and permitted assigns.


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ARTICLE 15 - WAIVER

                No waiver of any of the terms of this Agreement shall be valid unless in writing. No waiver of any breach of any provision hereof or default under any provision hereof shall be deemed a waiver of any subsequent breach of default of any kind whatsoever.

ARTICLE 16 - GOVERNING LAW

                This Agreement shall in all respects, including matters of construction, validity and performance, be governed by and be construed in accordance with the laws of the State of Minnesota.

ARTICLE 17 - PRIOR AGREEMENTS

                This Agreement constitutes the complete agreement between the parties with respect to the subject matter hereof.

                IN WITNESS WHEREOF, the parties have executed this Agreement this 2nd day of December, 1996.





IN THE PRESENCE OF                         ROUGE STEEL COMPANY


     [ SIG ]
-------------------------                  By: /s/ Gary P. Latendresse
                                               --------------------------
-------------------------

                                           Attest: [ SIG ]
                                                   ----------------------


IN THE PRESENCE OF                         EVELETH MINES LLC.

     [ SIG ]
-------------------------                 By:       [ SIG ]
                                               --------------------------
                                               Title: President

-------------------------                 Attest:    [ SIG ]
                                                  -----------------------



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